UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 14, 2025

CENTESSA PHARMACEUTICALS PLC

(Exact name of Registrant, as specified in its charter)

England and Wales	001-40445	98-1612294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address:

3rd Floor

1 Ashley Road

Altrincham

Cheshire WA14 2DT

United Kingdom

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: +1 (617) 468-5770

Former name or address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC

*	Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market, LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2025, Centessa Pharmaceuticals (UK) Limited (“Centessa”), a wholly-owned subsidiary of Centessa Pharmaceuticals plc (the “Company”), entered into a License Agreement (the “License Agreement”) with Genmab A/S (“Genmab”) pursuant to which Centessa granted to Genmab an exclusive worldwide license to leverage the Company’s proprietary LockBody platform to research products against up to three undisclosed targets during a multi-year research period, with an option to take up to three exclusive commercial licenses for worldwide development and commercialization of products against each selected target. Genmab will be conducting all research and development activities under the License Agreement and the products may combine Centessa’s LockBody technology with Genmab’s proprietary antibody technologies. The LockBody technology platform is designed to improve the therapeutic index of therapies by allowing targeted conditional activation of potent cell killing mechanisms in diseased tissue only.

Under the terms of the License Agreement, Centessa will receive an upfront payment of $15 million and option exercise fees potentially totaling up to an additional $15 million and is eligible to receive potential payouts of approximately $230 million in development, regulatory and sales milestones per product, as well as tiered royalties ranging in the mid-single digits on annual global net licensed product sales.

The License Agreement includes various representations, warranties, covenants, indemnities, and other customary provisions. Unless earlier terminated in accordance with its terms, the License Agreement will expire upon expiration of the last royalty term for the last licensed product. Genmab may terminate the License Agreement or on a target-by-target basis for convenience upon specified time periods. On a target-by-target basis, if Genmab elects not to exercise its option for an exclusive commercial license for worldwide development and commercialization of products against the applicable target (a “Reserved Target”), then the License Agreement will automatically terminate with respect to such Reserved Target. Subject to the terms and specified exceptions set forth in the License Agreement, either party may terminate the License Agreement for the other party’s uncured material breach or insolvency upon a specified notice period.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2025

By:	/s/ Saurabh Saha
Name:	Saurabh Saha, M.D., Ph.D.
Title:	Chief Executive Officer